EXHIBIT 99.1

For Immediate Release:

Steinway’s Dual Class Voting Structure to be Eliminated

WALTHAM, MA — April 29, 2011 — Steinway Musical Instruments, Inc. (NYSE: LVB) today announced that shareholders of its Class A common stock have agreed to eliminate the dual class voting structure of the Company’s common stock. Under the current structure, the Class A shares contain a super voting provision, giving the Class A shareholders 80% of the voting power of the Company’s capital stock. Under the new structure, every shareholder will have one vote per share.

To effect the change, Steinway’s Chairman, Kyle Kirkland, and CEO, Dana Messina, will sell all of the existing Class A shares to Steinway’s two largest shareholders, Samick Musical Instruments Co., Ltd. and ValueAct SmallCap Partners, at $56.00 per share. Upon the sale, the Class A common stock will convert to Ordinary common stock with one vote per share. The transaction, which is subject to regulatory approval, is expected to close late in the second quarter. Upon closing, Samick and ValueAct will increase their ownership of the Company’s outstanding shares of Ordinary common stock to 33% and 10%, respectively. A previously executed standstill agreement will limit Samick’s future share purchases and influence on the operations of the Company.

Upon completion of the transaction, vesting of stock options and restricted shares under the Company’s Stock Compensation Plan will accelerate, except with respect to the Chairman and CEO who have voluntarily waived accelerated vesting of their options. This will result in an additional non-cash after-tax charge of approximately $1.1 million in 2011.

“Steinway’s operations have been extremely well managed yet we believe there has been a trading discount on the Ordinary common shares associated with the dual class structure,” said Chairman Kyle Kirkland. “This transaction has the potential to unlock share value for all shareholders and establish a stronger foundation for Steinway’s continued success. The Company is in its best financial condition in decades and the prospects for our business, especially in Asia, look very bright. Given our strength, market position and future prospects, we felt that it was an opportune time to transition to full public ownership.”

CEO Dana Messina added, “We expect our team to continue to manage the business and to pursue the same strategies which have made us a world leader in the musical instrument industry. This transaction represents an extraordinary endorsement by our large shareholders of the outstanding dealers, managers and employees that we have assembled worldwide.”

David Lockwood, Managing Partner of ValueAct SmallCap Partners and Steinway board member, said, “As we transition from a controlled company to full public ownership, I look forward to working with our dedicated team of managers, employees and dealers to build upon the unique, deep and rich heritage of Steinway. I believe our greatest successes lie ahead, as we begin this new chapter in the 158-year story of our Company.”

“Samick continues to be a proud shareholder,” said J.S. Kim, Chairman of Samick and Steinway board member. “We believe that the current management team and strategies are right for Steinway and look forward to its continued success.”

Concurrent with the sale, independent directors A. Clinton Allen, Rudolph K. Kluiber and Peter McMillan will retire from the Company’s board of directors and three new directors will be appointed.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments. Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com